Filed Pursuant To Rule 433

Registration No. 333-275079

March 1, 2024

X/Twitter Thread:

Live Address: https://x.com/Grayscale/status/1749839700834308546?s=20

Text:

1.
Hours of work condensed into minutes, years of work condensed into a day. We’re ringing the @NYSE opening bell to celebrate $GBTC uplisting as a spot #Bitcoin ETF! (1/5)

2.
Today we celebrate the investors big and small who stuck with us along the way. The 11,000+ public comments on our application represented an unparalleled level of support. (2/5)

3.
Important institutional partners include but are not limited to @NYSE, @DavisPolkReg,, @BNYMellon, @EY_US, @JaneStreetGroup, @VirtuFinancial, and @Coinbase. (3/5)

4.
The best part is, we’re just getting started. (4/5)

5.
GBTC is not a fund registered under the Investment Company Act of 1940, as amended (1940 Act), and is not subject to regulation under the 1940 Act, unlike most exchange traded products or ETFs. For details and disclosures, visit: https://etfs.grayscale.com/ (5/5)

Now boarding: Investors in the world’s largest Bitcoin f

Grayscale Bitcoin Trust (BTC) (the “Trust”) has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Trust has filed with the SEC for more complete information about the Trust and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Trust or any authorized participant will arrange to send you the prospectus (when available) if you request it by calling (833) 903 - 2211 or by contacting Foreside Fund Services, LLC, Three Canal Plaza, Suite 100, Portland, Maine 04101.